Exhibit 99.1

      David Kaplan
      Verticalnet, Inc.
      Ph: 610-695-2310, davidkaplan@verticalnet.com

Verticalnet Reports Financial Results for the Third Quarter of 2003

Major Restructuring Activities Completed, Management Focused on Business Growth

Malvern, PA, November 13, 2003 – Verticalnet, Inc. (Nasdaq: VERT), a leading provider of Strategic Sourcing and Supply Management solutions, today announced results for its third quarter ended September 30, 2003. Over the past 12 months, Verticalnet has largely reached its restructuring objectives, including the elimination of 90% of its long-term debt, the raising of $2.5 million in new equity, the removal of significant costs from its expense base, the settlement of much of its outstanding litigation, and the resolution of its Nasdaq listing issues. Having completed its major restructuring objectives, the Company is now better positioned to capitalize on growth opportunities in the Strategic Sourcing and Supply Management market space.

Financial Results

Revenues for the quarter ended September 30, 2003 were $1.8 million, compared to $6.6 million for the quarter ended September 30, 2002. Revenues from Converge, Inc. were $0.1 million and $4.1 million for the third quarters of 2003 and 2002, respectively. As previously announced, Verticalnet and Converge amended their subscription license agreement resulting in the termination of obligations to Converge, and the recognition of $19.6 million in previously deferred revenues during the fourth quarter of 2002 that otherwise would have been recognized pro-rata through March 31, 2004.

Verticalnet’s net loss attributable to common shareholders for the quarter ended September 30, 2003 was $7.6 million, or $(0.46) per diluted share, compared to a net loss attributable to common shareholders of $32.6 million, or $(2.66) per diluted share, for the quarter ended September 30, 2002.

Verticalnet’s net loss attributable to common shareholders includes a loss of $5.7 million, or $(0.35) per diluted share, from an inducement charge related to Verticalnet’s repurchase of $6.4 million of convertible debentures, which was announced on July 30, 2003. The repurchase of the convertible debentures had the net impact of reducing Verticalnet’s obligations due September 27, 2004 from $7.1 million to $0.7 million, a cash use of $1.3 million, and a positive impact on shareholders’ equity of $5.1 million. Under generally accepted accounting principles, the Company was required to record an expense equal to the excess of the fair value of the consideration issued (common stock, warrants, and cash) over the fair value of the shares issuable pursuant to the original conversion terms.

As of September 30, 2003, Verticalnet reported cash and cash equivalents of $4.2 million, compared to $5.6 million as of June 30, 2003. In addition to the use of cash attributable to operations, Verticalnet expended $1.3 million relating to the debenture repurchase and completed a private placement, announced on August 13, 2003, which raised net proceeds of $0.9 million. On October 15, 2003, Verticalnet announced that it had completed a second private placement transaction resulting in $1.6 million in net proceeds. Additionally, on October 22, 2003, Verticalnet settled its outstanding litigation with Silicon Valley Bank for $0.5 million. Giving effect to the second private placement transaction and litigation settlement, Verticalnet’s pro forma balance of cash and cash equivalents as of September 30, 2003 was $5.3 million.

Restructuring Largely Complete

Over the past 12 months, Verticalnet has successfully achieved a significant financial restructuring which was critical to Verticalnet’s ability to build its pipeline, provide comfort to customers and prospects, and create a stable financial platform upon which to focus sustained growth efforts. In aggregate, the impact of these actions over the past 12 months has included:

•	The elimination of over $25.4 million in total obligations

•	A $6 million reduction in annualized operating expenses

•	The settlement of a substantial portion of outstanding litigation

•	A demonstrated ability to access new capital

Since the end of the second quarter, Verticalnet has achieved several major restructuring milestones, including:

•	Repurchasing $6.4 million, or 90%, of its long-term debt

•	Raising $2.5 million in net new equity

•	Electing two new independent board members with deep software and financial expertise

•	Resolving Nasdaq listing issues

•	Settling a substantial portion of its outstanding litigation

“In the past year, we have cleaned up our balance sheet and reduced our expense base,” said Gene S. Godick, Verticalnet EVP and CFO. “We expect that the restructuring and our resulting improved financial position will help us in current and future sales cycles. The third quarter came in slightly below our expectations due to the shifting of customer projects from the third quarter to the fourth quarter of 2003 and the first quarter of 2004. We believe that the third quarter was our trough quarter from a revenue standpoint and expect to demonstrate revenue growth in future quarters.”

“We have made tremendous strides towards positioning Verticalnet as a leading provider of Supply Management solutions,” said Nathanael V. Lentz, president and CEO of Verticalnet. “Verticalnet today is a company with highly satisfied and referenceable customers, minimal debt, an improved balance sheet, additional board depth, and a cost structure that better matches our current business. With restructuring activities largely complete, our management team is focused on growing the business. We believe we are now strategically positioned for future growth and profitability,” Lentz continued.

Investment in Growth

Verticalnet has taken significant actions to accelerate the growth of the business. Over the past several quarters, Verticalnet has increased its focus on new customer generation activities, product development, and sales activities within existing customers. Recent highlights include:

•	Expansion of sales and marketing activities. Verticalnet has added seasoned Supply Management professionals to its sales team, which has grown every quarter through 2003. The increased resources applied to sales and marketing efforts have led to a growing pipeline that the Company expects to result in the addition of new customers in the coming quarters.
•	Launch of several significant marketing campaigns, most notably the Spend Diagnostic program. The Spend Diagnostic program enables Verticalnet prospects to experience the benefits provided by the Verticalnet Spend Analysis solution at no cost before committing to a software or services engagement. Reaction to the program has been overwhelmingly positive. To date, Verticalnet has performed 16 Spend Diagnostics, analyzing over $3 billion of corporate spending for prospective customers. Of the 16 diagnostics performed, Verticalnet has converted 11 opportunities into sales cycles that remain active today.
•	Continued traction with the existing customer base, with two customers implementing additional modules, and another customer initiating a pilot project on a new module. Since the end of the second quarter, Verticalnet has initiated over $2 million in new projects with existing customers.
•	Release of the Verticalnet Supply Management 5.0 suite. Version 5.0 delivers both a major increase in functionality as well as flexibility for Verticalnet’s customers. With Verticalnet Supply Management 5.0, companies can choose from eleven distinct modules, with an option to license the software on an enterprise-wide perpetual basis or on a low cost monthly subscription basis. The Company continues to dedicate resources to product innovation, with Version 5.1 scheduled for release in the first quarter of 2004.

"Verticalnet continues to be confident about the Supply Management solutions market space, and we are seeing increased interest in our Spend Analysis solution from existing customers, prospects, and industry analysts," Lentz said. "Our customers continue to exceed our expectations and increase their commitment to Verticalnet by both expanding their use of our solutions, and upgrading to the latest version of the software. This is a testament to the value we are delivering to them every day," Lentz continued. "We have ramped up our sales and marketing efforts to coincide with the completion of our restructuring activities. Our increased sales and marketing focus is beginning to bear fruit and we are anticipating several new customer announcements in the coming quarters."

Today Verticalnet also provided revenue guidance for 2003. For the quarter ending December 31, 2003, Verticalnet expects revenue to be in the range of $2.1 to $2.4 million, resulting in total revenue of $9.6 to $9.9 million for the year ending December 31, 2003. The Company expects to provide 2004 guidance in its fourth quarter earnings release. The Company’s forward-looking guidance may be impacted by various economic and other factors.

About Verticalnet

Verticalnet (Nasdaq: VERT) is a leading provider of Strategic Sourcing and Supply Management solutions that enable companies to identify, negotiate, realize, and maintain supply chain savings. Supply Management encompasses more than mere price reduction – requiring companies to balance price, performance, and risk resulting in a lower total cost of ownership. Led by the Spend Analysis solution that quickly provides companies with insight into enterprise-wide spending, Verticalnet’s full suite of Supply Management solutions enables companies to achieve lower prices, improved contract compliance, better supplier service, and shorter sourcing cycles. As a result, our customers recognize significant and sustainable savings in materials costs, inventory levels, and administrative costs – resulting in improved profitability. Verticalnet Supply Management is used by industry-leading organizations including IKEA, Lowe’s, MasterBrand Cabinets, Premier, and Valvoline. For more information about Verticalnet, please visit www.verticalnet.com.

Cautionary Statement Regarding Forward-Looking Information

This announcement contains forward-looking information that involves risks and uncertainties. Such information includes statements about Verticalnet’s expected third quarter, fourth quarter, and fiscal year 2003 financial results, anticipated new customers, future growth and profitability and scheduled product releases, as well as statements that are preceded by, followed by or include the words “believes,” “plans,” “intends,” “expects,” “anticipates,” “scheduled”, or similar expressions. For such statements, Verticalnet claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to, the continued availability and terms of equity and debt financing to fund our business, our reliance on the development of our enterprise software and services business, competition in our target markets, our ability to maintain our listing on the Nasdaq Stock Market, economic conditions in general and in our specific target markets, our ability to use and protect our intellectual property, and our ability to attract and retain qualified personnel, as well as those factors set forth in Verticalnet’s Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, which have been filed with the SEC. Verticalnet is making these statements as of November 13, 2003 and assumes no obligation to publicly update or revise any of the forward-looking information in this announcement.

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        Verticalnet is a registered trademark or a trademark in the United States and other countries of Vert Tech LLC.

Verticalnet, Inc.
Consolidated Statements of Operations — Unaudited
(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Revenues:
Software license	$ 52	$ 4,421	$ 326	$ 15,328
Services and maintenance	1,793	2,163	7,127	5,503

Total revenues	1,845	6,584	7,453	20,831

Cost of software license (1)	182	193	545	879
Cost of services and maintenance	548	1,275	1,831	4,208

Total cost of revenues	730	1,468	2,376	5,087

Gross profit	1,115	5,116	5,077	15,744

Research and development	916	1,544	2,939	7,901
Sales and marketing	576	1,483	1,841	4,682
General and administrative	1,637	1,260	4,134	7,517
Restructuring and asset impairment charges (reversals) (8)	(180)	28,911	(489)	30,677
Amortization expense	--	--	--	2,112

	2,949	33,198	8,425	52,889

Operating loss	(1,834)	(28,082)	(3,348)	(37,145)
Interest and other expense, net (2) (3)	(5,760)	(4,513)	(6,609)	(11,072)

Loss from continuing operations	(7,594)	(32,595)	(9,957)	(48,217)
Discontinued operations: (4)
Income from operations of discontinued operations	--	--	--	8,508
Loss on disposal of discontinued operations	--	--	--	(165)

Net loss	(7,594)	(32,595)	(9,957)	(39,874)
Preferred stock dividends and accretion	--	--	--	(3,861)
Repurchase of convertible redeemable preferred stock (5)	--	--	--	101,041

Income (loss) attributable to common shareholders	$(7,594)	$(32,595)	$(9,957)	$ 57,306

Basic income (loss) per common share:(6)
Income (loss) from continuing operations	$ (0.46)	$ (2.66)	$ (0.69)	$ 4.24
Income from discontinued operations	--	--	--	0.74
Loss on disposal of discontinued operations	--	--	--	(0.01)

Income (loss) per common share	$ (0.46)	$ (2.66)	$ (0.69)	$ 4.97

Diluted income (loss) per common share: (6) (7)
Loss from continuing operations	$ (0.46)	$ (2.66)	$ (0.69)	$ (4.15)
Income from discontinued operations	--	--	--	0.73
Loss on disposal of discontinued operations	--	--	--	(0.01)

Loss per common share	$ (0.46)	$ (2.66)	$ (0.69)	$ (3.43)

Weighted average common shares outstanding: (6)
Basic	16,336	12,247	14,482	11,539
Diluted	16,336	12,247	14,482	11,626

(1)	Cost of software license is primarily comprised of royalty expenses and cost of acquired technology. The cost of acquired technology represents the non-cash amortization of acquired technology which is being used in the current suite of products.

(2)	During the three and nine month periods ended September 30, 2003 and 2002, the Company recorded a $5.7 million and a $2.9 million inducement charge, respectively, relating to repurchases of its 5¼% convertible subordinated debentures.

(3)	During the three and nine month periods ended September 30, 2002 the Company recorded impairment charges of $6.1 million and $11.3 million, respectively, for other than temporary declines in the fair value of cost method investments. During the three and nine months ended September 30, 2002, the Company also recorded a $4.8 million gain on the settlement of a put obligation with British Telecommunications, Plc.

(4)	Discontinued operations relate to the SMB business unit, which was disposed of in June 2002.

(5)	The Company repurchased all of its outstanding preferred stock for $5.0 million in cash during the second quarter of 2002. The difference between the carrying amount and the amount paid is included in income attributable to common shareholders.

(6)	All per share and share amounts reflect a 1:10 reverse stock split which was effective July 15, 2002.

(7)	Diluted income (loss) per common share for the three and nine months ended September 30, 2002 excludes the preferred stock dividends and the impact of the redemption of the preferred stock.

(8)	For the three and nine months ended September 30, 2002, amounts include a $27.5 million goodwill impairment charge. Of this amount, $21.5 million related to the December 28, 2001 acquisition of Atlas Commerce, Inc. and $6.0 million related to the Company’s acquisition of Isadra, Inc. in August 1999. The remainder of the 2002 amounts relates to adjustments of the 2001 restructuring charges. Restructuring and asset impairment reversals for the three and nine months ended September 30, 2003 reflect the net adjustments to the restructuring accrual.

Verticalnet, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

		Pro Forma
	September 30,	September 30,	December 31,
	2003	2003 (1)	2002
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,217	$5,349	$7,979
Accounts receivable, net	1,213	1,213	1,586
Prepaid expenses and other current assets(2)	1,097	1,097	3,892

Total current assets	6,527	7,659	13,457
Property and equipment, net	239	239	912
Other investments	606	606	606
Other assets and intangible assets, net	1,217	1,217	3,478

Total assets	$8,589	$9,721	$18,453

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of long-term debt and convertible notes	$801	$801	$415
Accounts payable and accrued expenses	3,484	3,029	7,652
Deferred revenues	352	352	279
Other current liabilities	302	153	1,172

Total current liabilities	4,939	4,335	9,518
Long-term debt and convertible notes	--	--	7,293
Shareholders' equity	3,650	5,386	1,642

Total liabilities and shareholders' equity	$8,589	$9,721	$18,453

(1)	Reflects the impact of the $1.8 million private placement of equity, the $0.5 million settlement with Silicon Valley Bank and the reclassification of $0.1 million of warrants upon modification.

(2)	Prepaid expenses and other current assets include $1.0 million of short-term investments as of December 31, 2002.